Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)

FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	5,000,000	$25.17	$125,850,000.00	$0.00013810	$17,379.89
Total Offering Amounts					$125,850,000.00		$17,379.89
Total Fee Offsets(3)							$—
Net Fee Due							$17,379.89

(1)
Pursuant to Rule 416(2), this Registration Statement on Form S-8 also covers any additional shares of Common Stock of the Corporation that may be issues from time to time under the Plan as a result of stock splits, recapitalization, or similar transactions involving the Corporation’s Common Stock in accordance with the anti-dilution provisions of the Plan.

(2)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices of the Corporation’s Common Stock as reported on The New York Stock Exchange on June 17, 2026.

(3)	The Registrant does not have any fee offsets.